Exhibit 10.9

AS ADOPTED

AMENDED AND RESTATED

BLACKROCK, INC.

VOLUNTARY DEFERRED COMPENSATION PLAN

as amended and restated as of November 16, 2015

The Amended and Restated BlackRock, Inc. Voluntary Deferred Compensation Plan is intended to provide deferred compensation for a select group of management or highly compensated employees as described in Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan is a continuation, and amendment and restatement, of the BlackRock, Inc. Voluntary Deferred Compensation Plan, as amended.

Article I.

Definitions

1.1   “Affiliate” has the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

1.2   “Board” means the Board of Directors of the Company.

1.3   “Bonus” means that portion of the discretionary annual performance bonus in respect of a Plan Year that is (i) payable by the Company or an Affiliate of the Company to a Participant in cash, (ii) not subject to deferral under a mandatory deferral program and (iii) paid at the time that the Company pays annual bonuses to employees with respect to such Plan Year generally.

1.4   “Change of Control” shall be deemed to occur if (i) due to a transfer of Voting Stock, a Person other than PNC or its Affiliates holds a majority of the voting power of the Voting Stock, or (ii) whether by virtue of an actual or threatened proxy contest (including a consent solicitation) or any merger, reorganization, consolidation or similar transaction, Persons who are directors of the Company immediately prior to such proxy contest or the execution of the agreement pursuant to which such transaction is consummated (other than a director whose initial assumption of office was in connection with a prior actual or threatened proxy contest) cease to constitute a majority of the Board or any successor entity immediately following such proxy contest or the consummation of such transaction, provided, however, that the occurrence of an event described in (i) or (ii) above shall not constitute a Change of Control unless it constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A.

1.5   “Code” means the Internal Revenue Code of 1986, as it may from time to time be amended or supplemented.

1.6   “Company” means BlackRock, Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

1.7   “Compensation” means the salary, Bonus and commissions (but, for the avoidance of doubt, excluding the grant, vesting or settlement of equity-based compensation) payable to an Eligible Employee by the Company or an Affiliate of the Company and/or such components of compensation as the Plan Manager may determine in the Plan Manager’s discretion.

1.8   “Deferral Amount” means the portion of a Participant’s Bonus elected by the Participant to be deferred in a Plan Year in accordance with Article III.

1.9   “Deferral Election” means a Participant’s timely election pursuant to Article III which sets forth a Deferral Amount, a Deferral Period and a Distribution Method.

1.10   “Deferred Compensation Account” means the bookkeeping entry account maintained by the Company for each Participant that reflects Deferral Amounts and adjustments (including gains and losses) thereto.

1.11   “Deferral Period” has the meaning set forth in Section 3.1.

1.12   “Distribution Method” has the meaning set forth in Section 6.2.

1.13   “Eligible Employee” means, with respect to a Plan Year, an employee of an  Employer who has a corporate title of Director or above and who: (i) is eligible to receive a Bonus; (ii) is employed by the Company or an Affiliate of the Company on the date the entire Bonus would otherwise have been paid but for the deferral; and (iii) has annual Compensation (determined in accordance with procedures developed by the Plan Manager) in excess of (A) $375,000 or (B) the compensation threshold approved by the Plan Manager with respect to such Plan Year.

1.14   “Employer” means the Company or any Affiliate of the Company based in the United States that employs the Participant.

1.15   “ERISA” has the meaning set forth in the preamble.

1.16   “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

1.17   “Grandfathered Amounts” means the Deferral Amounts that were accrued and vested as of December 31, 2004 (including earnings thereon).  The terms and conditions applicable to the Grandfathered Amounts are set forth on Appendix A hereto.

1.18   “Investment Company Act” means the Investment Company Act of 1940, as amended from time to time.

1.19   “Investment Funds” means the tracking investments that are from time to time offered under the Plan, as chosen in the sole discretion of the Company.

1.20   “Knowledgeable Employee” has the meaning set forth in Rule 3c-5 under the Investment Company Act.

1.21   “MDCC” means the Management Development & Compensation Committee of the Board, or any successor committee.

1.22   “Participant” means an Eligible Employee who has elected to participate in the Plan in accordance with Article II.

1.23   “Payment Commencement Date” means, with respect to any Deferral Amount, a date that is within 60 days following the end of the Deferral Period.

1.24   “Person” means any individual, partnership, limited partnership, corporation, trust, estate, association, limited liability company, private foundation or other entity.

1.25   “Plan” means this Amended and Restated BlackRock, Inc. Voluntary Deferred Compensation Plan.

1.26   “Plan Manager” means the Company’s most senior global Human Resources professional.

1.27   “Plan Year” means, with respect to a Bonus (or portion thereof) that is deferred under the Plan, the calendar year to which such Bonus (or portion thereof) relates.

1.28   “PNC” means The PNC Financial Services Group, Inc., a Pennsylvania corporation, or any successor thereto.

1.29   “Qualified Purchaser” shall have the meaning ascribed to such term in the Investment Company Act.

1.30   “Section 409A” means Code Section 409A and the regulations and interpretive guidance issued thereunder.

1.31   “Separation from Service” means a Participant's “separation from service” with the Company in accordance with Treas. Reg. Section 1.409A-1(h).

1.32   “Specified Date” has the meaning set forth in Section 3.1.

1.33   “Subsequent Election” has the meaning set forth in Section 3.3.

1.34   “Unforeseeable Emergency” has meaning set forth in Section 409A.

1.35   “Valuation Date” means the last business day of each month, or such other date specified by the Plan Manager.

1.36   “Voting Stock” means the then-outstanding shares of capital stock of the Company entitled to vote generally on the election of directors and shall exclude any class or series of capital stock of the Company only entitled to vote in the event of dividend arrearages or any default under any provision of such class or series whether or not at the time of determination there are any such dividend arrearages or defaults.

Article II.

Participation

2.1   Eligibility to Participate. Eligibility under the Plan is limited to Eligible Employees. An Eligible Employee shall become a Participant in the Plan upon making a Deferral Election that has become irrevocable in accordance with Section 3.1.

2.2   Cessation of Participation. A Participant shall cease to be a Participant upon the final distribution of all amounts credited to the Participant’s Deferred Compensation Account.

Article III.

Deferral Elections

3.1   Deferral Election. An Eligible Employee may elect to defer, in one percent (1%) increments, between one percent (1%) and one hundred percent (100%) of his or her Bonus for a Plan Year. Each Deferral Election shall be made on a deferral election form to be provided by the Plan Manager and shall specify (i) the Deferral Amount; (ii) the Deferral Period and (iii) the Distribution Method. With respect to any particular Deferral

Election for any Plan Year commencing on or after January 1, 2016, the “Deferral Period” shall mean the period commencing on the date on which the Bonus would have otherwise been paid and ending, at the election of the Participant (including pursuant to any Subsequent Election under Section 3.3), on (A) the date specified by the Participant in his or her deferral election form (a “Specified Date”) or (B) the earlier of either the date of the Participant’s Separation from Service or a Specified Date. Any Specified Date shall, except as may be provided by the Plan Manager, be no later than 10 years following the commencement of the Deferral Period and may be limited to the dates made available by the Plan Manager in the deferral election form. A new deferral election form shall be filed by the Participant for a Deferral Election for each Plan Year. A Deferral Election shall be irrevocable once the deadline set by the Plan Manager for filing such election has elapsed.

3.2   Timing of Deferral Elections. Deferral Elections shall made no later than December 31 (or such earlier date as determined by the Plan Manager in the Plan Manager’s discretion) of the calendar year preceding the applicable Plan Year.  Notwithstanding the foregoing, if, in the discretion of the Plan Manager, a Bonus to a Participant constitutes “performance-based compensation” within the meaning of Section 409A, the Plan Manager may permit such Participant to make a Deferral Election no later than June 30 of the Plan Year relating to such Bonus.

3.3   Subsequent Deferral Elections. With respect to a Deferral Election, after an initial election has been made in accordance with Section 3.1, to the extent permitted by the Plan Manager, a Participant may make a subsequent election to change (i) the Specified Date and/or (ii) the Distribution Method applicable to a Specified Date by providing written notice in the form required by the Plan Manager (a “Subsequent Election”).  A Subsequent Election shall be made only if (i) the Subsequent Election does not take effect for at least twelve (12) months following the date of the Subsequent Election, (ii) each payment which is subject to the Subsequent Election is deferred for a period of at least five (5) years from the date such payment would otherwise have been made pursuant to the previous election then in effect (except if the election relates to a payment on account of death or an unforeseeable emergency), and (iii) the Subsequent Election is made no fewer than twelve (12) months prior to the date on which the such payment was scheduled to be made pursuant to the previous election then in effect. No Subsequent Election shall, except as may be provided by the Plan Manager, result in a Deferral Period that is greater than 10 years.  The Plan Manager may from time to time, in the Plan Manager’s discretion, permit Participants who would otherwise receive a distribution upon a Separation from Service to make a Subsequent Election with respect to such distributions in accordance with procedures developed by the Plan Manager.

Article IV.

Deferral Accounts

4.1   Deferral Account. A Deferred Compensation Account shall be established on the books and records of the Company in the name of each Participant reflecting, as an unfunded liability of the Employer, the amount deferred pursuant to Article III increased by any earnings and decreased by any losses thereon. Amounts attributable to each Deferral Election shall be accounted for separately in a Participant’s Deferred Compensation Account. Participants shall be fully vested in their Deferred Compensation Account balance at all times.

4.2   Allocation of Deferral Amounts. A Participant’s Deferral Amount shall be credited to his or her Deferred Compensation Account as soon as practicable after the Participant is paid the Bonus for the applicable Plan Year (or, if the entire Bonus is deferred, at the time such Bonus would otherwise have been paid).

4.3   Adjustments to Deferred Compensation Account Balances. As of each Valuation Date, a Participant’s Deferred Compensation Account shall consist of the balance of the Participant's Deferred Compensation

Account as of the immediately preceding Valuation Date, adjusted to reflect (i) any additional Deferral Amounts, (ii) distributions (if any), and (iii) increases or decreases in the value of the Investment Funds selected by the Participant as tracking investments. All adjustments and earnings related thereto will be determined on a monthly basis in accordance with the Valuation Date or on such other basis as may be specified by the Plan Manager from time to time.

Article V.

Tracking Investments

5.1   Investment Election. A Participant shall specify that all, or any whole percentage, of his or her Deferral Amount for the applicable Plan Year shall be designated to one or more of the Investment Funds. The available Investment Funds and any requirements applicable to a particular Investment Fund (such as, without limitation, any minimum investment amounts or percentages) shall be determined by the Plan Manager in the Plan Manager’s discretion from time to time. The Company or an Affiliate of the Company may make a corresponding investment in the actual Investment Fund, but shall not be obligated to do so.

5.2   Restricted Investment Funds. The Plan Manager may prevent a Participant from directing an investment to an Investment Fund in order to comply with applicable securities laws if the Participant is not a Qualified Purchaser, Knowledgeable Employee or otherwise permitted to direct an investment to an Investment Fund under the Plan.

5.3   Plan Manager Discretion. The Plan Manager shall have the sole discretion to determine the Investment Funds available under the Plan and may change, limit or eliminate an Investment Fund provided hereunder from time to time. If any Investment Fund ceases to be available under the Plan (whether in whole or in part), or if a Participant fails to make a valid election to invest in an Investment Fund, the Plan Manager shall have the authority to credit any allocation to such Investment Fund (or non-allocation, as the case may be) (along with deemed earnings, gains, losses, expenses or charges thereto) to any other then-available Investment Fund. The Plan Manager may disregard the deemed investment instructions of a Participant.

5.4   Investment Reallocation. To the extent a Participant wishes to change the manner in which his or her Deferred Compensation Account is directed into or out of an Investment Fund, such transfer shall only be effected as of the next available distribution or contribution date, as the case may be, of the applicable Investment Fund. Any amount directed to an Investment Fund prior to such fund's next contribution date shall, until such contribution date, be directed to in the Investment Fund which provides the lowest risk of loss of capital, as determined in the sole discretion of the Plan Manager.

Article VI.

Distributions

6.1   Distributions Upon End of Deferral Period. With respect to a Deferral Election, payment of a Participant’s Deferred Compensation Account attributable to such Deferral Election shall be made or commence to be paid on the Payment Commencement Date in the manner set forth in this Article VI.

6.2   Distribution Method. Distribution of a Participant's Deferred Compensation Account or any portion thereof shall be made in accordance with the Distribution Method elected by the Participant in the applicable Deferral Election. For purposes of the Plan, “Distribution Method” means, with respect to payment of amounts credited to a Participant’s Deferred Compensation Account pursuant to a Deferral Election, either (i) a lump sum payment on the Payment Commencement Date or (ii) a number of annual installments (not exceeding 10) specified by the Participant in his or her Deferral Election, with (A) the first installment to be paid on the Payment Commencement Date and (B) installments subsequent to the first installment to be paid in the applicable calendar month each year thereafter; provided, that, unless the Plan Manager otherwise permits in the deferral election form for a particular Plan Year, distributions upon a Participant’s Separation from Service shall be in the form of a lump sum only.

6.3   Amount of Distribution.

(a)    Lump Sum Payment. If a Participant elects a lump sum payment with respect to a Deferral Election, such payment shall consist of cash equal to the value, as of the Valuation Date immediately preceding distribution, of that portion of the Participant’s Deferred Compensation Account balance that is attributable to such Deferral Election.

(b)    Installment Payments. If a Participant elects installments with respect to a Deferral Election, the amount payable under each such installment shall be a cash payment equal to the value, as of the Valuation Date immediately preceding the installment payment, of that portion of the Participant’s Deferred Compensation Account balance that is attributable to such Deferral Election, divided by the number of remaining installment payments to be made (including the installment then being made).

6.4   Separation from Service. Except as may otherwise be provided in Section 11.8 or as may be permitted by the Plan Manager pursuant to Section 3.3, notwithstanding any provision in the Plan or any Deferral Election made by a Participant to the contrary, upon a Participant's Separation from Service, the portion of a Participant's Deferred Compensation Account relating to Deferral Amounts for Plan Years prior the 2016 Plan Year shall be distributed in a cash lump sum to such Participant within 60 days following such Separation from Service.

6.5   Distribution due to Unforeseeable Emergency. In the event the Plan Manager, upon written request of a Participant, determines in the Plan Manager’s sole discretion that the Participant has suffered an Unforeseeable Emergency, the Plan Manager may pay to a Participant as soon as practicable following such determination, an amount from a Participant's Deferred Compensation Account that shall not exceed the minimum amount necessary to satisfy the emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent that such hardship is or maybe relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).  A Participant who receives a distribution pursuant to this Section 6.5 shall be ineligible to make any additional deferrals under the Plan for the balance of the Plan Year in which the distribution occurs and for the immediately following Plan Year.

6.6   Small Account Distributions. Notwithstanding any Distribution Method elected by the Participant, if, as of the Participant’s Separation from Service, the value of amounts in the Participant’s Deferred Compensation Account, including Grandfathered Amounts (determined as of the Valuation Date immediately preceding such date), is less than the applicable dollar amount under Code Section 402(g)(1)(B), the entire balance in the Participant’s Deferred Compensation Account shall be distributed as soon as practicable and in accordance with Section 409A to the Participant (or if the Participant is deceased, the Participant’s beneficiary) as a lump sum payment, provided that, a distribution pursuant to this Section 6.6 shall be made only if such distribution results in the termination and liquidation of the entirety of the Participant's interests under the Plan, and all agreements, methods, programs or other arrangements with respect to which deferrals are treated as having been deferred under a single nonqualified deferred compensation plan under Section 409A.

6.7   Accelerated Payment in the Event of Death. Notwithstanding any other provision of the Plan or any Deferral Election, in the event a Participant dies prior to receiving distribution of his or her entire Deferred Compensation Account balance, any unpaid amount in the Participant’s Deferred Compensation Account shall be paid to the Participant’s beneficiary within 90 days following the date of the Participant’s death.

6.8   Change of Control. Notwithstanding any other provision of the Plan or any Deferral Election, upon a Change of Control, all Deferred Compensation Accounts shall be paid to Participants in a lump sum within 30 days following the date of the Change in Control.

6.9   Code Section 162(m). Notwithstanding anything in the Plan or a Deferral Election to the contrary, in the event that distribution of any Deferral Amount to a Participant would not be deductible by the Company by operation of Code Section 162(m), such amount shall, subject to the Participant’s consent, not be distributed to the Participant until the earlier of (i) the first tax year of the Company in which Code Section 162(m) would not prohibit a deduction if such amount were paid or (ii) during the period beginning with the date of the Participant’s Separation from Service and ending on the later of the last day of the taxable year of the Company in which the Participant’s Separation from Service occurs or the 15th day of the third month following the Participant’s Separation from Service. The additional deferral provided in this Section 6.9 shall apply only to the extent such deferral complies, in all respects, with the requirements of Treas. Reg. Section 1.409A-2(b)(7).

Article VII.

Beneficiary Designation

7.1   Beneficiary Designation. Each Participant shall have the right, in accordance with any procedures adopted by the Plan Manager from time to time, to designate any person or persons as beneficiary or beneficiaries (both principal as well as contingent) to whom payment of the balance of the Participant's Deferred Compensation Account shall be made in the event of the Participant's death. In the event of multiple beneficiaries, such payment shall be apportioned among the beneficiaries in accordance with the designation forms, or if applicable, as determined pursuant to Section 7.2. A beneficiary designation may be changed by a Participant by filing such change on a form prescribed by the Plan Manager. The receipt of a new beneficiary designation form will cancel all previously filed beneficiary designations.

7.2   Failure to Designate. If a Participant fails to designate a beneficiary as provided above, or if all designated beneficiaries predecease the Participant, then the Participant’s designated beneficiary shall be deemed to be the persons surviving him in the first of the following classes in which there is a survivor on a per capita basis: (i) the surviving spouse; (ii) the Participant's children, except that if any of the children predecease the Participant but leave issue surviving, then such issue shall take by right of representation the share their parent would have taken if living; and (iii) the Participant’s personal representative (executor or administrator).

Article VIII.

Administration

Subject to oversight by the MDCC, the Plan Manager shall have the authority to administer the Plan and to make and adopt rules and procedures relating to the operation of the Plan, to the extent not inconsistent with the provisions of the Plan or the Code, including, without limitation, the authority to construe and interpret the Plan and any Plan related documentation; to determine all questions arising in connection with the Plan; to correct any defect, supply any omissions or reconcile any inconsistency in the administration of the Plan, to determine the terms and provisions of deferral election forms; and to make all other determinations deemed necessary or advisable for the administration of the Plan. The Plan Manager shall have the authority to delegate to his or her designees on such terms and conditions as he or she deems appropriate for purposes of performing any of the Plan Manager’s responsibilities and obligations hereunder (including, without limitation, the distribution and collection of deferral election forms and the establishment of bookkeeping accounts). The Plan Manager’s interpretations and decisions with respect to the Plan (including, without limitation, any interpretation or decision relating to a provision of the Plan) shall, subject to the foregoing, be final and conclusive.

Article IX.

Claims Appeal Procedure

9.1   The Participant may make a claim under this Plan in writing to the Plan Manager. The Plan Manager shall make all determinations concerning such claim. Any decision by the Plan Manager denying such claim shall be in writing and shall be delivered to the Participant, or if applicable, anyone who makes a claim in respect of the Participant. Such decision shall set forth the specific reasons for denial in plain language. Pertinent provisions of the Plan shall be cited and, where appropriate, an explanation as to how the claimant can perfect the claim will be provided, including a description of any additional material or information needed to perfect the claim. The notice of benefit denial shall also provide a description of the Plan's review procedures and the time limits applicable to such procedures, including a statement of the claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review.  This notice of denial of benefits will be provided within 90 days of the Plan Manager’s receipt of the claimant's claim for benefits, unless the Plan Manager determines that special circumstances require an extension of up to 90 additional days to process the claim, in which case the Plan Manager will notify the claimant of the extension prior to the expiration of the initial 90-day period and the special circumstances that warrant the extension. If the Plan Manager fails to notify the claimant of the Plan Manager’s decision regarding the claim, the claim shall be considered denied, and the claimant shall then be permitted to proceed with the appeal as provided in Section 9.2.

9.2   A claimant who has been completely or partially denied a benefit shall be entitled to appeal this denial of his/her claim by filing a written statement of his/her position with the Plan Manager no later than sixty (60) days after receipt of the written notification of such claim denial. The Plan Manager shall schedule an opportunity for a full and fair review of the issue within thirty (30) days of receipt of the appeal. During such review, the Plan Manager shall provide claimants the opportunity to submit written comments, documents, records or other information related to the claim for benefits.  The Plan manager will provide claimants, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant's claim for benefits.  The decision on review shall set forth specific reasons for the decision, and shall cite specific references to the pertinent Plan provisions on which the decision is based. Following the review of any additional information submitted by the claimant, either through the hearing process or otherwise, the Plan Manager shall render a decision on the review of the denied claim. The Plan Manager shall make a decision regarding the merits of the denied claim within sixty (60) days following receipt of the request for review (or within one hundred twenty (120) days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim).  The Plan Manager shall deliver the decision to the claimant in writing. If an extension of time for reviewing the appealed claim is required because of special circumstances, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. If the decision on review is not furnished within the prescribed time, the claim shall be deemed denied on review. The decision on review shall set forth specific reasons for the decision, and shall cite specific references to the pertinent Plan provisions on which the decision is based.

9.3   Liability Indemnification. Neither the Plan Manager nor any member of the Board or the MDCC shall be liable for any action taken or determination made in good faith with respect to the Plan. The Plan Manager and the members of the Board and the MDCC and their agents shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability, or expense that may be imposed upon or incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by them in settlement (with the Company’s written approval) or paid by them in satisfaction of a judgment in any action suit, or proceeding. The foregoing shall not be applicable to any person if the loss, cost, liability or expense is due to such person’s gross negligence or willful misconduct.

Article X.

Amendment and Termination of Plan

The MDCC may at any time amend or terminate the Plan in whole or in part; provided, however, that no amendment or termination may act to reduce a Participant’s Deferred Compensation Account at the time of such amendment or termination.

Article XI.

Miscellaneous

11.1   Unsecured General Creditor. Participants and their beneficiaries shall have no legal or equitable rights, interest or claims in any property or assets of the Company, any Affiliate of the Company or any Investment Fund.  The obligation under the Plan to a Participant shall be merely that of an unfunded and unsecured promise of his or her Employer to pay money to the Participant in the future.  The Company shall be jointly and severally liable for the obligation of Employers in respect of obligations owed to Participants and beneficiaries hereunder. The Company may establish a trust for the benefit of Participants hereunder or otherwise segregate, identify or reserve assets for the purpose of paying benefits hereunder; provided, however, that assets segregated, identified or reserved for the purpose of paying benefits pursuant to the Plan shall remain general corporate assets subject to the claims of creditors of the Company and any Employer for whom a Participant provides services or, in the case of assets held in a trust established by the Company, subject to the claims of general creditors to the extent provided in such trust.

11.2   Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

11.3   Not a Contract of Service. The terms and conditions of this Plan shall not be deemed to constitute a contract of service between a Participant and the Company or any Affiliate of the Company.  Except as may otherwise be specifically provided herein, neither a Participant nor any beneficiary shall have rights against the Company or any Affiliate of the Company.  Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service or employment of the Company or any Affiliate of the Company.

11.4   Offset. Amounts due to or in respect of Participants under the Plan shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or any Affiliate of the Company may have against a Participant or others.

11.5   Incapacity. In the event benefits become payable under the Plan after a Participant becomes incapacitated, such benefits shall be paid to the Participant’s legal guardian or legal representative.

11.6   Withholding.  The Company, or as applicable, an Affiliate of the Company, shall have the power to withhold an amount sufficient to satisfy all federal, state, local or foreign withholding requirements in respect of any payment or credit made under the Plan. In addition, the Plan Manager may require a Participant to satisfy employment taxes applicable to credits made under the Plan in such other method as the Plan Manager may reasonably require.

11.7   Severability. If any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; rather, each pro vision shall be fully severable and the Plan shall be construed and enforced

11.8   Section 409A.  All amounts payable under the Plan are intended to be administered, operated and construed in compliance with Section 409A.  Notwithstanding anything to the contrary in the Plan, a Deferral Election or any other plan or agreement of the Company or any of its Affiliates, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided during the six (6) month period immediately following the Grantee’s Separation from Service shall instead be paid on the first business day after the date that is six (6) months following the Grantee’s Separation from Service (or upon the Grantee’s death, if earlier). In addition, for purposes of the Plan, each amount to be paid or benefit to be provided to the Grantee pursuant to the Plan, which constitutes deferred compensation subject to Section 409A, shall be construed as a separate identified payment for purposes of Section 409A. The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. A Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

11.9   Governing Law. The Plan, and any Participation Agreement related thereto, shall be governed by the laws of the State of Delaware without giving effect to the conflict of law principles thereof.

AMENDED AND RESTATED

BLACKROCK, INC. VOLUNTARY DEFERRED COMPENSATION PLAN

APPENDIX A

The rules contained in this appendix (this "Appendix") shall apply to the portion of a Participant's Deferred Compensation Account that consists of Grandfathered Amounts (as defined in the Plan). The provisions of the Plan, to which this Appendix is attached, are hereby incorporated by reference; however, to the extent any of the terms or provisions of this Appendix are inconsistent with the Plan, this Appendix shall govern. Terms used herein without definitions shall have the meanings ascribed to them in the Plan.

1.Termination of Employment.  Except as may be elected by a Participant pursuant to Section 3.3 of the Plan, upon a Participant's termination of employment or service with his or her Employer for any reason, the Plan Manager shall, as soon as is practicable, distribute the Grandfathered Amounts in a cash lump sum to such Participant, or in the event of the Participant's death, to the Participant's beneficiary or beneficiaries.

2.Hardship Withdrawal.  In the event the Plan Manager, upon written request of a Participant, determines in the Plan Manager’s sole discretion that the Participant has suffered an unforeseeable financial emergency, the Plan Manager may pay all or a portion of the Grandfathered Amounts to a Participant as soon as practicable following such determination, provided that the amount paid shall not exceed the minimum amount necessary to satisfy the emergency. For purposes of this Section 2, an unforeseeable financial emergency is an unanticipated emergency that is caused by an event beyond the control of the Participant as may result from illness, casualty loss or sudden financial reversal and that would result in severe financial hardship to the individual if the emergency distribution were not permitted. Financial needs arising from foreseeable events, such as the purchase of a residence or education expenses for children, shall not be considered a financial emergency. A Participant who receives a hardship distribution pursuant to this Section 2 shall be ineligible to make any additional deferrals under the Plan for the balance of the Plan Year in which the hardship distribution occurs and for the immediately following Plan Year.

3.Penalized Withdrawals. Whether or not a Participant is eligible for a hardship withdrawal (in accordance with Section 2 above), a Participant may request payment of all or a portion of the Participant’s Grandfathered Amounts.  Any payment made pursuant to such a request shall be subject to a penalty equal to ten percent (10%) of the payment, which penalty shall be deducted from the payment and forfeited. A Participant who receives a distribution pursuant to this Section 3 shall be ineligible to make any additional deferrals under the Plan for the balance of the Plan Year in which the distribution occurs and for the immediately following Plan Year.

4.Small Account Balances. Notwithstanding any distribution method elected by a Participant, the Plan Manager may, in the Plan Manager’s sole discretion, elect to pay in a lump sum the Grandfathered Amounts with a balance of less than $5,000.

5.Change of Control.  If there is a Change of Control of the Company (whether or not such Change of Control constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A), then no additional benefits shall accrue with respect to the Grandfathered Amounts, unless the successor or acquiring corporation shall elect to continue the Plan with respect to the Grandfathered Amounts.  The Grandfathered Amounts which had accrued up to the date of the Change of Control shall be paid as scheduled unless the successor or acquiring corporation elects to accelerate payment.